SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 19, 2003 (June 18, 2003)

Introgen Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-21291	74-2704230

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

301 Congress Avenue, Suite 1850, Austin, Texas	78701

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:   (512) 708-9310

(Former name or former address, if changed since last report)

Item 5. Other Events.
Item 7. Financial Statements and Exhibits.
SIGNATURES
INDEX TO EXHIBITS
Ex-4.3 Form of Warrant
Ex-10.44 Securities Purchase Agreement

Item 5. Other Events.

On June 18, 2003 (“Closing Date”), Introgen Therapeutics, Inc. (“Company”) entered into a Securities Purchase Agreement (“Agreement”) with selected institutional investors (“Investors”) to sell and issue 2,000,000 shares of its common stock and warrants to purchase 400,000 shares of its common stock (collectively, the “Shares”) in a private placement under the Securities Act of 1933, as amended (“Act”) for a total purchase price of approximately $11.5 million. Under the terms of the Agreement, the Company issued to the Investors 2,000,000 shares of common stock at a price of $5.75 per share and warrants to purchase an additional 400,000 shares of common stock with an exercise price of $7.89 per share. The Company intends to use the net proceeds from the private placement primarily for working capital purposes and the development of Advexin and INGN 241, the Company’s anti-cancer product candidates which are in Phase 3 and Phase 2 clinical trials, respectively.

The warrants are exercisable for a period of five years, but the Company has the right to force the exercise of the warrants after two years if the closing price of the Company’s common stock exceeds $15.78 for twenty (20) consecutive trading days.

The Company has agreed to register the Shares for resale by the investors under the Act within thirty days of the Closing Date.

Item 7. Financial Statements and Exhibits.

          (a) Not applicable.

          (b) Not applicable.

          (c) Exhibits.

4.3	Form of Warrant.

10.44	Securities Purchase Agreement, dated as of June 18, 2003, by and among Introgen Therapeutics, Inc. and the Investors named therein.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 19, 2003	INTROGEN THERAPEUTICS, INC.
/s/ G. Thomas Finnegan

G. Thomas Finnegan
Vice President

INDEX TO EXHIBITS

Exhibit
Number	Description of Document

4.3	Form of Warrant.

10.44	Securities Purchase Agreement, dated as of June 18, 2003, by and among Introgen Therapeutics, Inc. and the Investors named therein.